Exhibit 99.1

FULTON FINANCIAL
CORPORATION

FOR IMMEDIATE RELEASE
Media Contact: Laura Wakeley (717) 291-2616
Investor Contact: Jason Weber (717) 327-2394

Fulton Financial reports third quarter net income of $65.6 million, or $0.37 per share

(October 16, 2018) - Lancaster, PA - Fulton Financial Corporation (NASDAQ:FULT) (“Fulton” or the “Corporation”) reported net income of $65.6 million, or $0.37 per diluted share, for the third quarter of 2018, and net income of $150.3 million, or $0.85 per diluted share, for the nine months ended September 30, 2018.
"Overall, we were pleased with our third quarter financial performance as earnings reached an all-time high,” said E. Philip Wenger, Chairman and CEO. “I’m proud of our team’s continued focus on our corporate objectives, which allowed us to drive shareholder value.”
Net income per diluted share increased 85.0% in comparison to the $0.20 reported for the second quarter of 2018 and 32.1% from the third quarter of 2017. Net income for the second quarter of 2018 included a credit loss arising from a single, large commercial lending relationship (“Commercial Relationship”). The provision for credit losses recorded in the second quarter of 2018 for this Commercial Relationship was $36.8 million, or $29.1 million, net of tax. This loss equated to approximately $0.16 per diluted share.

Balance Sheet
Total average assets for the third quarter of 2018 were $20.3 billion, an increase of $209.9 million from the second quarter of 2018. Average loans, net of unearned income, increased $93.8 million in comparison to the second quarter of 2018. Average loans and yields, by type, for the third quarter of 2018 in comparison to the second quarter of 2018 are summarized in the following table:

	Three Months Ended
	September 30, 2018		June 30, 2018		Increase (Decrease)
	Balance	Yield (1)	Balance	Yield (1)	$	%
	(dollars in thousands)
Average Loans, net of unearned income, by type:
Real estate - commercial mortgage	$6,309,663	4.46%	$6,298,534	4.34%	$11,129	0.2%
Commercial - industrial, financial, and agricultural	4,304,320	4.36%	4,335,097	4.27%	(30,777)	(0.7)%
Real estate - residential mortgage	2,142,977	3.96%	2,026,161	3.89%	116,816	5.8%
Real estate - home equity	1,474,011	4.99%	1,502,936	4.83%	(28,925)	(1.9)%
Real estate - construction	969,575	4.58%	978,327	4.40%	(8,752)	(0.9)%
Consumer	375,656	4.50%	345,572	4.43%	30,084	8.7%
Leasing	276,456	4.66%	272,298	4.59%	4,158	1.5%
Other	9,485	N/A	9,452	N/A	33	0.3%
Total Average Loans, net of unearned income	$15,862,143	4.44%	$15,768,377	4.32%	$93,766	0.6%

(1) Presented on a fully-taxable equivalent basis using a 21% Federal tax rate and statutory interest expense disallowances for the three months ended September 30, 2018 and June 30, 2018.

Average deposits increased $449.8 million in comparison to the second quarter of 2018. Average deposits and interest rates, by type, for the third quarter of 2018 in comparison to the second quarter of 2018 are summarized in the following table:

	Three Months Ended
	September 30, 2018		June 30, 2018		Growth
	Balance	Rate	Balance	Rate	$	%
	(dollars in thousands)
Average Deposits, by type:
Noninterest-bearing demand	$4,298,020	—%	$4,281,574	—%	$16,446	0.4%
Interest-bearing demand	4,116,051	0.61%	3,952,115	0.50%	163,936	4.1%
Savings and money market deposits	4,718,148	0.64%	4,538,083	0.49%	180,065	4.0%
Total average demand and savings	13,132,219	0.42%	12,771,772	0.34%	360,447	2.8%
Brokered deposits	162,467	2.05%	85,242	1.87%	77,225	90.6%
Time deposits	2,672,548	1.34%	2,660,410	1.26%	12,138	0.5%
Total Average Deposits	$15,967,234	0.59%	$15,517,424	0.50%	$449,810	2.9%

Asset Quality
Non-performing assets were $130.8 million, or 0.64% of total assets, at September 30, 2018, compared to $134.9 million, or 0.67% of total assets, at June 30, 2018.
Annualized net charge-offs for the quarter ended September 30, 2018 were 0.08% of total average loans compared to 1.01% for the quarter ended June 30, 2018. The second quarter of 2018 net charge-offs included a $33.9 million charge-off, or 0.86% of total average loans on an annualized basis, related to the Commercial Relationship. The allowance for credit losses as a percentage of non-performing loans was 140% at September 30, 2018 compared to 137% for the quarter ended June 30, 2018.
During the third quarter of 2018, Fulton recorded a $1.6 million provision for credit losses, compared to $33.1 million in the second quarter of 2018.

Net Interest Income and Margin

Net interest income for the third quarter of 2018 was $160.1 million, an increase of $4.1 million, or 2.6%, from the second quarter of 2018. This increase was driven by the aforementioned growth in loans and deposits and a three basis point increase in the net interest margin, to 3.42%. The improvement in the net interest margin resulted from a nine basis point increase in the average yield on interest-earning assets outpacing a seven basis point increase in the average cost of funds.

Non-interest Income
Non-interest income in the third quarter of 2018, excluding investment securities gains, was $51.0 million, an increase of $1.9 million, or 3.9%, in comparison to the second quarter of 2018. For the third quarter of 2018, other service charges and fees increased $1.8 million, or 12.9%, due primarily to higher commercial loan interest rate swap fees and debit card income.

Non-interest Expense
Non-interest expense was $135.4 million in the third quarter of 2018, an increase of $2.1 million, or 1.6%, compared to the second quarter of 2018. This increase was primarily due to a $1.9 million increase in salaries and employee benefits resulting from higher incentive compensation and health insurance costs, a $1.6 million increase in other outside services related to charter consolidation activities and a $1.1 million increase in professional fees. These increases were partially offset by a $0.4 million decrease in equipment expense and a $2.0 million decrease in other expenses, as a result of lower other real estate owned and operating risk loss expense.

Income Tax Expense
The effective income tax rate for the third quarter of 2018 was 11.5%, as compared to 9.0% for the second quarter of 2018. The increase in the effective income tax rate resulted from higher income before income taxes.
Additional information on Fulton is available on the Internet at www.fult.com.

Safe Harbor Statement
This news release may contain forward-looking statements with respect to the
Corporation’s financial condition, results of operations and business. Do not unduly rely on forward-looking statements. Forward-looking statements can be identified by the use of words such as "may," "should," "will," "could," "estimates," "predicts," "potential," "continue," "anticipates," "believes," "plans," "expects," "future," "intends," “projects,” the negative of these terms and other comparable terminology. These forward looking statements may include projections of, or guidance on, the Corporation’s future financial performance, expected levels of future expenses, anticipated growth strategies, descriptions of new business initiatives and anticipated trends in the Corporation’s business or financial results.
Forward-looking statements are neither historical facts, nor assurance of future performance. Instead, they are based on current beliefs, expectations and assumptions regarding the future of the Corporation’s business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements related to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the Corporation’s control, and actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not unduly rely on any of these forward-looking statements. Any forward-looking statement is based only on information currently available and speaks only as of the date when made. The Corporation undertakes no obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
A discussion of certain risks and uncertainties affecting the Corporation, and some of the factors that could cause the Corporation's actual results to differ materially from those described in the forward-looking statements, can be found in the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2017 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018 and June 30, 2018, which have been filed with the Securities and Exchange Commission and are available in the Investor Relations section of the Corporation's website (www.fult.com) and on the Securities and Exchange Commission's website (www.sec.gov).

Non-GAAP Financial Measures

The Corporation uses certain non-GAAP financial measures in this earnings release. These non-GAAP financial measures are reconciled to the most comparable GAAP measures in tables at the end of this release.